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                                                                    Exhibit 4.42
                                 PROMISSORY NOTE


$4,372,516                                                    New York, New York
                                                                    July 7, 1996


         FOR VALUE RECEIVED, THE UNDERSIGNED TRACE INTERNATIONAL HOLDINGS, INC., a Delaware corporation formerly known as `21' International Holdings, Inc. ("Maker"), HEREBY PROMISES TO PAY to the order of FOAMEX L.P., a Delaware limited partnership ("Payee"), on demand, or if no demand is made, then on July 7, 1997, the principal amount of FOUR MILLION THREE HUNDRED SEVENTY TWO THOUSAND FIVE HUNDRED SIXTEEN AND NO/100 DOLLARS ($4,372,516), or, if less, the outstanding principal amount hereof that has been advanced to, or for the account of, Maker by Payee together, in each case, with all accrued and outstanding interest in respect of such principal amount. This Note amends, restates, and renews the Promissory Note dated June 27, 1994 from Maker to Payee in the principal amount of Three Million Dollars ($3,000,000) as amended by the Promissory Note dated July 7, 1995 from Maker to Payee in the principal amount of Four Million Three Hundred Seventy Two Thousand Five Hundred and Sixteen Dollars ($4,372,516) (collectively, the "Prior Note") and has been executed and delivered by Maker and accepted by Payee in substitution for the Prior Note and certain other obligations of Maker to Payee, but not in payment, satisfaction of cancellation of the indebtedness outstanding thereunder.

         Maker promises to pay interest on the unpaid principal amount outstanding hereunder from July 7, 1995 until such principal amount is paid in full at an interest rate equal at all times to nine and one-half percent (9.5%) per annum. Interest of $422,312 accrued through the date hereof shall be deemed added to the principal amount of this Note. Interest on the outstanding principal amount (including interest on the interest accrued prior to July 7, 1996) shall be payable quarterly in arrears on the first date of each calendar quarter, for the immediately preceding calendar quarter, commencing October 1, 1996; provided, however that interest payable on October 1, 1996 shall be for the period commencing on the date of this Note.

         Both principal and interest are payable in lawful money of the United States of America in same day or immediately available funds to the account of Payee at 1000 Columbia Avenue, Linwood, Pennsylvania 19061, or at such other place or places as the Holder may, from time to time, designate in writing. All computations of interest under this Note shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be due instead on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of such payment of interest and not in the computation of the succeeding payment of interest.

         Payee or any Holder shall have the right to assign its rights hereunder or any interest herein without the prior written consent of Maker.

         THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

         All the covenants, stipulations, promises and agreements made by or contained in this Note on behalf of the undersigned shall bind its successors, whether so expresses or not.

         No failure on the part of Payee to exercise, and no delay in exercising, any right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.




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                                  DEFINED TERMS

         As used in this Note, the following terms have the following meanings (which meanings are equally applicable to both the singular and plural forms of the terms defined):

         "Business Day" shall mean a day that is not a Saturday, Sunday or a day of which banking institutions are not required to be open in the State of New York.

         "Holder" means Payee or any subsequent holder of this Note.

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         IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first set forth above.



                                       TRACE INTERNATIONAL HOLDINGS, INC.



                                       ___________________________________
                                       By:     Robert H. Nelson
                                       Title:      Vice President